Exhibit 10.1

FORWARD INDUSTRIES, INC.

November 13, 2024

Forward Industries (Asia-Pacific) Corporation

Terence Wise

Re: Buying Agency and Supply Agreement

Dear Terry:

This letter agreement documents our understanding regarding Forward Industries, Inc. (the “Company”) and Forward Industries (Asia-Pacific) Corporation (“FC”) extending and revising certain terms contained in that certain Buying Agency and Supply Agreement dated November 2, 2023 (the “Agency Agreement”). We refer herein to the Company and FC as a “Party” or collectively as the “Parties”. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agency Agreement.

For good and valuable consideration, which is hereby acknowledged, the Parties hereby agree to extend the Term of the Agency Agreement for approximately a six-month period ending at the close of business on April 30, 2025 (with either Party able to terminate with 30 days written notice to the other Party). Additionally, Section 2(B) is hereby amended to change the fixed portion of the monthly fee from $65,833 to $35,000 and Section 3(A) is hereby amended to change the payment terms for all Products and Service Fees from 60 days to 7 days after Principal collects payment for such goods from its customer.

Except for the amended term under this letter agreement, the remaining terms of the Agency Agreement shall remain in full force and effect. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

If you agree, please indicate such by signing below.

Sincerely,

FORWARD INDUSTRIES, INC.

By: /s/ Kathleen Weisberg
Kathleen Weisberg
Chief Financial Officer

I hereby agree to the foregoing.

FORWARD INDUSTRIES (ASIA-PACIFIC) CORPORATION

By: /s/ Terence Wise

Terence Wise, Principal